UNITED BREWERIES (HOLDINGS) LIMITED

Hawsons Chartered Accountants
Jubilee House
32, Duncan Close
Moulton Park
Northampton
NN3 6WL

Dear Sirs,

I, as Managing Director of United Breweries [Holdings] Limited, the ultimate holding company of UBSN Limited, confirm the following:

- That we are prepared to provide continuing financial support purely on a need based structure to support UBSN Limited to continue as a going concern for the foreseeable future subject, of course, to complying with any Exchange Control / other Regulatory Statues as may be applicable in this regard.

- That we will provide financial assistance as may be required to enable UBSN Limited to meet its financial obligations as and when they fall due.

- I, confirm that United Breweries [Holdings] Limited has the requisite financial resources and that this support will continue for a minimum of 12 months from the date of this letter.

On behalf of the Board

A Harish Bhat
Managing Director

Date: February 15, 2011

UB GROUP